Exhibit 99.1

Gryphon Gold Announces Terms of $10,000,000 Equity Financing

VANCOUVER, BRITISH COLUMBIA, May 13, 2011 - Gryphon Gold Corporation (TSX:GGN - News; OTCBB:GYPH - News) (the “Company”) today announced that it has entered into an underwriting agreement with Roth Capital Partners, LLC (“Roth”) and Acumen Capital Finance Partners Limited (“Acumen” and together with Roth, the “Underwriters”) pursuant to which the Underwriters have agreed to purchase 80,000,000 shares of common stock of the Company (“Common Shares”) at price of $0.125 per Common Share (CDN $0.12 per Common Share) for aggregate gross proceeds to the Company of approximately $10,000,000 (CDN $9,600,000) (the “Offering”). In addition, the Company has granted the Underwriters an over-allotment option, exercisable within 30 days of closing of the Offering, to purchase up to an additional 12,000,000 Common Shares at the public offering price of the Offering to cover over-allotments, if any.

The Company intends to use the net proceeds of the Offering to start oxide heap leach operations at its Borealis gold project, located in Mineral County, Nevada, including to construct necessary facilities, purchase necessary equipment, fund the bonding of the affected areas for reclamation and closure, recruit and hire key operating positions, fund four months of mining operations and for general administrative and working capital needs.

In connection with the Offering, the Company also granted the Underwriters warrants to purchase up to that number of Common Shares equal to an aggregate of 2.5% of the total number of Common Shares sold by each of Roth and Acumen, respectively, pursuant to the Offering (including any Common Shares sold pursuant to the Over-Allotment Option). The warrants are exercisable commencing November 13, 2011 for a period of up to two years thereafter at an exercise price of $0.30 per Common Share. Additionally, in consideration for services rendered by the Underwriters, the Company has agreed to pay the Underwriters a fee equal to 6% of the aggregate gross proceeds of the Offering.

Unless otherwise stated, all references in this press release to "$" are references to United States dollars.

The Common Shares issuable pursuant to the Offering are being sold in the United States by way of a registration statement on Form S-1, initially filed with the Securities and Exchange Commission (“SEC”) on February 4, 2011 and declared effective on May 13, 2011, and in Canada by way of a short form prospectus as filed with the securities regulatory authorities in each of the Provinces of British Columbia, Alberta, Saskatchewan and Ontario. Roth has acted as sole book-running manager for the Offering in the United States and Acumen has acted as sole book-running manager for the Offering in Canada.

The closing of the Offering is expected to occur on or about May 18, 2011 and is subject to the receipt of all necessary approvals, including the approval of the Toronto Stock Exchange and applicable securities administrators.

A final prospectus relating to the Offering will be filed in the United States with the SEC and in Canada with the securities regulatory authorities in each of the Provinces of British Columbia, Alberta, Saskatchewan and Ontario. The final prospectus relating to the Offering may be obtained, when available, as follows:

In the United States please contact: Roth Capital Partners, 24 Corporate Plaza Dr., Newport Beach, California 92660, Attention: John Dalfonsi, phone: (949) 720-5700 or email: jdalfonsi@roth.com.

In Canada please contact: Acumen Capital Finance Partners Limited, Suite 700, 404 6th Avenue SW, Calgary, Alberta, Canada T2P 0R9, Attention Kelly Hughes, VP, Investment Banking, phone: (403) 571-5036 or email: khughes@acumencapital.com.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Common Shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, VP, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD

Gryphon Gold is a Nevada-focused gold exploration company. Gryphon Gold’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to the anticipated closing of the offering of shares of the company’s common stock, the use of proceeds form the offering and other statements related to plans, estimates, timing and objectives. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, risks that: all necessary approvals for the closing of the offering may not be granted, unexpected contingencies may result in the net proceeds of the offering not being sufficient to start heap leach operations at the Borealis gold project, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in Gryphon’s annual report on Form 10-K, as filed with the SEC on June 28, 2010, under the section heading “Risk Factors” and in Gryphon’s most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and prospectuses filed with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.